Exhibit (a)(5)(i)

Media Contact:
Ben Brooks

214-252-4047
ben.brooks@hilltop-holdings.com

Investor Relations Contact:

Erik Yohe

214-525-4634

eyohe@hilltop-holdings.com

Hilltop Holdings Inc. Commences a Modified Dutch Auction Tender Offer to Repurchase up to $350.0 Million of its Common Stock

DALLAS (September 23, 2020) — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop” or the “Company”) announced today that it has commenced a modified “Dutch auction” tender offer (the “Tender Offer”) to purchase for cash up to $350.0 million of its common stock (the “Common Stock”) at a price per share not less than $18.25 and not greater than $21.00, less any applicable withholding taxes and without interest, using available cash on hand. On September 22, 2020, the closing price of the Common Stock was $18.19 per share. The Tender Offer will expire at 12:00 midnight, New York City time, at the end of the day on October 30, 2020, unless extended or terminated.

If the Tender Offer is fully subscribed, the Company will purchase between 16,666,666 shares and 19,178,082 shares, or between 18.5% and 21.3%, respectively, of the Company’s outstanding Common Stock. Any shares tendered may be withdrawn prior to expiration of the Tender Offer. Stockholders that do not wish to participate in the Tender Offer do not need to take any action. None of our directors or executive officers will tender any of their shares in the Tender Offer.

A modified “Dutch auction” tender offer allows stockholders to indicate how many shares of Common Stock and at what price within the range described above they wish to tender their shares. Based on the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the lowest per-share price that will enable it to acquire up to $350.0 million of Common Stock. All shares accepted in the Tender Offer will be purchased at the same price even if tendered at a lower price.

To tender shares of Common Stock, stockholders must follow the instructions described in the “Offer to Purchase” and the “Letter of Transmittal” that the Company is filing with the U.S. Securities and Exchange Commission (the “SEC”). These documents contain important information about the terms and conditions of the Tender Offer.

The Tender Offer will not be contingent upon any minimum number of shares being tendered or any financing conditions. The Tender Offer will, however, be subject to other conditions, which will be disclosed in the Offer to Purchase. The Company’s Board of Directors (the “Board”) believes that a modified “Dutch auction” tender offer is an efficient mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. In the future, the Board may consider additional tender offer(s) or other measures to enhance stockholder value based on a variety of factors, including the market price of the Common Stock.

The Board has authorized the Tender Offer. However, none of the Company, the Board, the dealer manager, the information agent, the depositary or any of their respective affiliates are making any recommendation to stockholders as to whether to tender or refrain from tendering their shares in the Tender Offer or as to the price at which stockholders may choose to tender their shares. No person is authorized to make any such recommendation. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase. In doing so, stockholders should read carefully the information in, or incorporated by reference in, the Offer to Purchase and the Letter of Transmittal (as they may be amended or supplemented), including the purposes and effects of the Tender Offer. Stockholders are urged to discuss their decisions with their own tax advisors, financial advisors and/or brokers.

Goldman Sachs & Co. LLC is acting as dealer manager for the Tender Offer. The information agent for the Tender Offer is D.F. King & Co. Inc., and the depositary is American Stock Transfer & Trust Company, LLC. The Offer to Purchase, the Letter of Transmittal and related documents will be mailed to registered holders. Beneficial holders will receive the Offer to Purchase and a communication from their bank, broker or custodian. For questions and information, please call the information agent toll-free at (800) 207-3159.

Certain Information Regarding the Tender Offer

The information in this press release describing the Tender Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Common Stock in the Tender Offer. The Tender Offer is being made only pursuant to the Offer to Purchase and the related materials that the Company is filing with the SEC, and will distribute to its stockholders, as they may be amended or supplemented. Stockholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the Tender Offer. Stockholders of the Company may obtain a free copy of the Tender Offer statement on Schedule TO, the Offer to Purchase and other documents that the Company is filing with the SEC from the SEC’s website at www.sec.gov. Stockholders also will be able to obtain a copy of these documents, without charge, from D.F. King & Co. Inc., the information agent for the Tender Offer, toll free at (800) 207-3159 or Goldman Sachs & Co. LLC toll free at (212) 902-1000. Stockholders are urged to carefully read all of these materials prior to making any decision with respect to the Tender Offer. Stockholders and investors who have questions or need assistance may call D.F. King & Co. Inc.

About Hilltop

Hilltop Holdings is a Dallas-based financial holding company. Its primary line of business is to provide business and consumer banking services from offices located throughout Texas through PlainsCapital Bank. PlainsCapital Bank’s wholly owned subsidiary, PrimeLending, provides residential mortgage lending throughout the United States. Hilltop Holdings’ broker-dealer subsidiaries, Hilltop Securities Inc. and Hilltop Securities Independent Network Inc., provide a full complement of securities brokerage, institutional and investment banking services in addition to clearing services and retail financial advisory. At June 30, 2020, Hilltop employed approximately 4,800 people and operated approximately 420 locations in 48 states. Hilltop Holdings’ common stock is listed on the New York Stock Exchange under the symbol “HTH.”

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning such things as our ability to complete the Tender Offer, our plans, objectives, strategies, expectations, intentions and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “building,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “might,” “outlook,” “plan,” “probable,” “projects,” “seeks,” “should,” “target,” “view,” “will” or “would” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: (i) changes in general economic, market and business conditions in areas or markets where we compete, including changes in the price of crude oil; (ii) the COVID-19 pandemic and the response of governmental authorities to the pandemic, which have caused and are causing significant harm to the global economy and our business; (iii) the credit risks of lending activities, including our ability to estimate credit losses, as well as the effects of, and trends in, loan delinquencies and write-offs; (iv) changes in the interest rate environment; and (v) risks associated with concentration in real estate related loans. For further discussion of such factors, see the risk factors described in our most recent Annual Report on Form 10-K, and subsequent Quarterly Reports on Form 10-Q and other reports that are filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: Hilltop Holdings Inc.